Exhibit 3.5

CERTIFICATE OF FORMATION

OF

8POINT3 GENERAL PARTNER, LLC

This Certificate of Formation of 8point3 General Partner, LLC (the “Company”) , dated as of March 2, 2015, is being duly executed and filed by Lindsey Wiedmann, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et.seq.).

FIRST: The name of the limited liability company is “8point3 General Partner, LLC.”

SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Lindsey Wiedmann
Name:	Lindsey Wiedmann
Title:	Authorized Person